[SUTTLE & STALNAKER LETTERHEAD]
                                                                   Exhibit 23.4







             CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement of Energy Services of America Corporation (formerly Energy Services Acquisition Corp.) on Form S-3 of our report dated December 19, 2008, on our audit of the financial statements of C. J. Hughes Construction Company, Inc. as of August 15, 2008 and December 31, 2007 and for the period of January 1, 2008 through August 15, 2008 and for the year ended December 31, 2007, appearing in the Annual Report on Form 10-K of Energy Services of America Corporation for the year ended September 30, 2008.


/s/ Suttle & Stalnaker, PLLC


Charleston, West Virginia
February 6, 2009